EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX RECEIVES 12TH TECHNICAL EMMY

FOR SLOW MOTION INSTANT REPLAY

Redwood City, CA – September 30, 2005 – Ampex Corporation (Nasdaq:AMPX) was honored last evening at the 57th Annual Technology & Engineering Emmy Awards dinner in Princeton, New Jersey, where it took home its 12th Emmy. Ampex was recognized for its invention of slow-motion color recording and playback. The award was accepted by Vice President and General Counsel Joel D. Talcott.

At a time before the invention of tape slow motion was possible, Ampex recorded 30 seconds of color motion video on a hard-disk recorder, which could then instantly reproduce high quality images over a wide range of speeds. In 1967, ABC premiered a new era in sports broadcasting when its coverage of the World Series of Skiing from Vail, Colorado, debuted slow-motion color review of the events within moments of the actual competition.

This represented another in a long series of technical advances for the television industry by Ampex Corporation. Other Emmy awards include: 1957 for the development of the videotape recorder; 1967 for the development of the color VTR-2000; 1978 for Automatic Scan Tracking for tape slow motion; 1978 for the Type-C format videotape recorder; 1981 for Electronic Still Store; 1983 for Digital Special Effects; 1984 for the first helical scan portable videotape recorder; 1986 for the Advanced Digital Video Processor; 1989 for digital video recording technology development; and 1990 for automated commercial spot players.

Also honored with Lifetime Achievement Awards were the members of the engineering team that created the videotape recorder when they worked for Ampex – Charles Andersen, Ray Dolby, Shelby Henderson and Fred Pfost, and the late Charles Ginsburg and Alex Maxey.

In honor of the Academy and its honorees, Ampex made a contribution to the American Red Cross to aid in the hurricane recovery efforts.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.